FIRST OMAHA FUNDS, INC.

FORM N-SAR

Report for the Period Ending March 31, 1999

Item 77J - Revaluation of Assets or Restatement of Capital Share
Accounts

In accordance with the provisions of Statement of Position 93-2, "Determination, Disclosure and Financial Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment Companies," the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, reclassifications were recorded to increase (decrease) undistributed net investment income by $1,924, $(14,952), $2,014, $935, $2,014, $2,014, and $2,014; decrease undistributed net realized loss on investments by $0, $45,069, $0, $0, $0, $0, and $0; and decrease paid-in capital in excess of par by $1,924, $30,117, $2,014, $935, $2,014, $2,014 and $2,014
in the Small Cap Value Fund, the Growth Fund, the Equity Fund, the Balanced Fund, the Fixed Income Fund, the Short/Intermediate Fixed Income Fund and the U.S. Government Obligations Fund, respectively.

These reclassifications have no impact on the net asset values of the Funds and are designed to present the Funds' capital accounts on a tax basis.